EXHIBIT 99.1

IMMEDIATE RELEASE		NEWS
February 11, 2011	NASDAQ-EVOL

EVOLVING SYSTEMS, INC. TERMINATING STOCKHOLDER RIGHTS PLAN

ENGLEWOOD, Colorado — February 11, 2011 — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, announced today that on February 11, 2011 it amended its stockholder Rights Plan (the “Plan”) to effect the Plan’s termination.

Under the Plan, one right was distributed for each share of Evolving Systems’ common stock outstanding at the close of business on March 16, 2009 and any person or group acquiring more than 29 percent of the voting power of the Company’s outstanding common stock without the approval of the Board of Directors, subject to certain exceptions, would have triggered significant dilution in the voting power of such person or group.

The amendment changes the date for expiration of the rights issued pursuant to the Rights Agreement from March 4, 2019 to March 1, 2011.  Accordingly, effective March 1, 2011, the Plan will be terminated.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 70 network operators in over 40 countries worldwide. Its portfolio includes market-leading products for Service Activation, Service Verification, Process Management, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia. Further information is available at www.evolving.com.

CONTACTS:

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Press Relations

Sarah Hurp

Marketing Communications Manager

Evolving Systems

+44 1225 478060

sarah.hurp@evolving.com